Exhibit 10.2

<TRANSLATION FROM KOREAN>

Equipment Purchase Agreement

This Equipment Purchase Agreement (“Agreement”) is made and entered as of February 10, 2022 (the “Effective Date”) by and between Solar Window Asia Co., Ltd. as the buyer (“Buyer”) and WI-A Corporation as the seller (“Seller”) pursuant to the principle of mutual good faith, and the Parties hereby agree to diligently perform this Agreement as follows:

Article 1 (General Terms)

1. The purpose of this Agreement is to determine all matters and procedures necessary for Seller to supply to Buyer, and Buyer to purchase from Seller, the equipment specified in Article 2 hereof (the “Equipment”).

2. This Agreement may only be amended by written agreement between the Parties.

3. This Agreement sets forth the general matters relating to the supply and purchase of the Equipment between the Parties, and it shall also apply to any discrete individual contracts with respect to the Equipment (including such as purchase orders; collectively “Individual Contract”) unless otherwise agreed between the Parties, and the Parties shall comply with this Agreement and Individual Contract. If there is any conflict between this Agreement and Individual Contract, this Agreement shall prevail.

Article 2 (Equipment and Order)

1. Equipment: OPV R2R Coating & Patterning System

2. Buyer shall issue to Seller a purchase order for the Equipment within 7 days from the date of this Agreement.

3. Buyer shall order the Equipment via a purchase order form determined by Buyer, and the purchase order shall specify the date of order, name of the Equipment, quantity, delivery date and place, inspection method and time, etc.; provided that, the Parties may agree on the terms and conditions applicable to Individual Contract in a written form other than the purchase order.

4. Seller shall notify its acceptance of the purchase order to Buyer within 7 days upon receipt thereof, and the purchase order shall be deemed accepted as is if Seller fails to notify Buyer within the said period.

5. If the purchase order is not acceptable by Seller, the Parties shall mutually discuss and determine applicable terms and conditions and shall again go through the order and acceptance procedures.

Article 3 (Term)

This Agreement shall take effect as of the Effective Date and remain effective for a period of 12 months. Unless either Party notifies the other Party, either orally or in writing, its intention to extend the term of this Agreement at least 1 month before expiration of then-effective term, this Agreement shall automatically expire at the end of its then-effective term.

Article 4 (Delivery, Installation and Acceptance Test)

1. After Seller has delivered the Equipment to Buyer in compliance with the delivery date and place set forth in the purchase order, the Equipment shall be subject to Buyer’s incoming inspection. Seller shall provide Buyer with transaction specification and any other materials related to delivery as requested by Buyer upon delivery of the Equipment.

2. Upon receipt of notification of passing of Buyer’s incoming inspection, Seller shall promptly install and SET-UP the Equipment at the place designated by Buyer.

3. Upon completion of installation and SET-UP of the Equipment, Buyer shall conduct the Acceptance Test (the “A/T”) on the Equipment to test its reliability. If Buyer deems that the Equipment is fit for use for mass production based on the result of A/T, Buyer shall provide Seller with a written confirmation of A/T completion (the “Confirmation of A/T Completion”).

4. The A/T shall be conducted within 3 months after completion of delivery, installation and SET-UP of the Equipment.

5. Seller shall fully cooperate with Buyer so that the A/T can be smoothly conducted, including such as aid in human resources. Seller shall respond without any delay to Buyer’s demand to cure any defects discovered in the Equipment during the A/T or Buyer’s reasonable demand to modify or supplement the Equipment, and Seller shall perform such demand to the satisfaction of Buyer.

6. Seller shall bear all responsibilities and costs for the delivery, installation and SET-UP of the Equipment, cooperating for the A/T, rectifying any defects, and the like that are required under this Article 4.

7. If any additional labor costs and the like will be incurred due to Buyer’s demand to make any modification or newly add anything to this Agreement, the purchase order or the already mutually agreed specifications, the amount of such additional costs and applicable payment terms shall be determined by the Parties through mutual consultation, and Seller shall not be liable to pay any liquidated damages under this Article 4(10) for any delayed delivery caused by Buyer’s such demand for modification or addition.

8. If the Equipment causes any damages to Buyer due to reasons attributable to Seller before the ownership of the Equipment has been transferred to Buyer, Seller shall compensate Buyer for such damages.

9. If Seller expects that the Equipment cannot be delivered in a timely manner, Seller may request extension of the delivery date by writing at least 14 days prior to the original delivery date so that such delay would not disturb Buyer’s production activities, and Buyer shall finally determine whether to extend the delivery date based on mutual consultation with Seller.

10. If Seller fails to deliver the Equipment by the delivery date in compliance with applicable Individual Contract, Seller shall pay Buyer an amount equal to 1.5/1,000 of the Equipment Price per each day of delay as liquidated damages for delay, which may be deducted from the Equipment Price payable to Seller.

11. The aggregate liquidated damages for delay under this Article 4(10) may not exceed 2% of the Equipment Price. This Article 4(11) is only applicable to the liquidated damages for delay, and may not be construed as limiting Seller’s aggregate liability for breaching this Agreement or Individual Contract.

Article 4-2 (Handling of Rejected Equipment)

1. Based on the result of A/T, if Buyer deems that the Equipment does not meet the quality it requires under its specifications and that the Equipment is not fit for use for mass production, Seller shall, in accordance with Buyer’s direction and at Seller’s cost and responsibility, promptly supply Buyer with replacement equipment that meets the quality required under Buyer’s specifications. In such case, Seller is not released from any liability resulting from delayed delivery. Provided that, Seller shall not be held liable for the Equipment that is manufactured pursuant to the specifications requested and determined by Buyer, but which does not meet the quality required under Buyer’s specifications.

2. In case of Article 4-2(1) above, Seller shall be liable to compensate Buyer for any damages incurred based the ratio of defect; and in principle, the Parties shall resolve said issue through consultation based on the principle of mutual trust.

Article 5 (Interim Inspections)

1. Buyer may from time to time inspect Seller’s manufacturing process and quality control regarding the Equipment at Seller’s premises during the manufacturing period, and Seller shall fully cooperate with Buyer.

2. If Seller becomes aware of any unexpected issues during the manufacturing of the Equipment, or it has a concern that any unexpected issue may occur, Seller shall notify Buyer thereof in writing in advance and resolve said issue through consultation with Buyer.

Article 6 (Transfer of Ownership)

1. The ownership of the Equipment transfers from Seller to Buyer when the Equipment passes the incoming inspection and is delivered to the place specified by Buyer.

2. Seller shall bear all risks of loss of or damage to the Equipment before the ownership thereof transfers to Buyer pursuant to Article 6(1) above.

Article 7 (Payment of Equipment Price)

1. In consideration of Seller’s supply of the Equipment to Buyer, Buyer shall pay Seller total of 2,100,000,000 Korean Won (VAT excluded) as the price for the Equipment (“Equipment Price”) in accordance with this Article 7.

2. The Equipment Price under this Article 7(1) shall be paid in installments by the upfront payment, interim payment and balance payment as follows:

- Upfront Payment: 30% of total supply price. KRW 630,000,000 (VAT excluded)

- Interim Payment: 60% of total supply price. KRW 1,260,000,000 (VAT excluded)

- Balance Payment: 10% of total supply price. KRW 210,000,000 (VAT excluded)

3. Upon Seller’s acceptance of the purchase order for the Equipment, Buyer shall make the upfront payment to Seller within 1 week. After Buyer has finally confirmed at Seller’s premises that the Equipment is free from defect prior to its delivery and upon Seller’s delivery of the Equipment to the place of delivery specified in the purchase order, Buyer shall make the interim payment to Seller within 1 week.

4. After Buyer’s issuance of the Confirmation of A/T Completion and upon Seller’s issuance of invoice for the balance payment, Buyer shall make the balance payment to Seller within 1 month from the invoice date.

Article 8 (Warranty)

1. Seller guarantees the quality, performance and safety of the Equipment it supplied to Buyer for a period of 12 months from the date of its receipt of the balance payment (the “Warranty Period”).

2. If there is a failure or deterioration in performance of the Equipment due to any defect in material, design, manufacturing, or transportation of the Equipment during the Warranty Period, Seller shall repair or supply replacement equipment at its own costs pursuant to Buyer’s instruction and ensure that Buyer’s production activities are not disturbed by such defect.

3. Even with respect to any issue with the Equipment that may arise after the Warranty Period or due to any changes or modifications made to the Equipment by Buyer without Seller’s prior consent, Seller shall provide Buyer with support necessary to promptly resolve such issue; provided that, any costs relating thereto shall be separately agreed between the Parties.

Article 9 (Confidentiality)

1. Seller acknowledges that all information and materials it received from Buyer, whether in writing, electronic or any other tangible or intangible forms, in connection with the supply of the Equipment, including drawings, specifications, descriptions, evaluation information, process technology, etc. (the “Confidential Information”), belong to Buyer and Seller shall have fiduciary duty to keep and maintain the Confidential Information strictly confidential. Upon termination or cancellation of this Agreement or Individual Contract, or upon achievement of the purpose contemplated under this Agreement or Individual Contract, or at any time upon Buyer’s request, Seller shall, pursuant to Buyer’s election and direction, immediately return to Buyer, or completely destroy and delete, the Confidential Information and all materials and copies containing the Confidential Information (regardless of means and forms utilized to store or save them), and Seller shall without delay provide Buyer with a written certificate, affixed thereon Buyer’s duly authorized representative’s name and seal or signature, certifying its compliance with this Article 9(1).

2. Without Buyer’s prior written approval, Seller may not manufacture the Equipment and sell, assign, provide as collateral or otherwise in any way transfer the Equipment to any third party. For the purpose of this Article 9(2), any equipment that has the same or similar function as the Equipment shall be deemed as the Equipment for the purpose of this Article 9(2) regardless of its physical form(color, quality of materials, etc.), condition or state(fully manufactured, partly manufactured, materials, etc.), and name.

3. Seller may not disclose the Confidential Information to any third party except for its officers and employees who have the need to know in order to perform Seller’s obligations under this Agreement. If Seller becomes aware of or suspects any unauthorized disclosure or use of the Confidential Information, it shall without delay notify Buyer thereof in writing, and Seller shall, at its own cost and responsibility, take every measures necessary to prevent, cease or cure such unauthorized disclosure or use.

4. Seller’s confidentiality obligation under this Article 9 shall survive and remain in full force and effect for three (3) years even after termination or expiration of this Agreement.

Article 10 (Product Liability)

1. Seller shall make its best efforts to prevent any defect in the manufacturing, improvement or modification, and supply of the Equipment.

2. If Buyer or any of its officers and employees, or any third party, suffers any personal injury or property damage due to any apparent design defect in the Equipment, Seller shall compensate for such injury and damage, and if any dispute arises with any third party in connection therewith, Seller shall be solely responsible for resolution thereof and shall compensate Buyer for any damages incurred due to such dispute.

Article 11 (Training and Technical Support)

1. When supplying the Equipment, Seller shall also provide Buyer with the Manual or technical data related to the operation of the Equipment, and provide training and technical support to Buyer’s employees during the A/T;

2. The costs with respect to such training and support pursuant to Article 11(1) above shall be borne by Seller.

Article 12 (Environment and Safety Obligations)

1. Seller shall ensure that any installation, SET-UP, the A/T, repair of defect, and other works carried out by Seller’s employees at Buyer’s premises (the “Field Work”) are in compliance with applicable laws regarding environment and safety and Buyer’s internal rules.

2. Seller shall take all measures related to safety, such as installation of safety facility, purchase and maintenance of insurance, etc., in order to prevent any accident during the Field Work.

Article 13 (No Assignment)

Neither Party may assign or provide as collateral to any third party, or otherwise in any way dispose, any of its rights and obligations under this Agreement without the other Party’s prior written consent.

Article 14 (Cancellation or Termination)

1. If any of the following occurs, any part or all of this Agreement or Individual Contract may be immediately cancelled or terminated by written notice to the other Party:

(1)	Seller fails to deliver the Equipment by the delivery date or the extended delivery date as determined by Buyer, without any good cause such as a force majeure event that is beyond Seller’s control;

(2)	Buyer fails to pay the Equipment Price in a timely manner without any good cause such as a force majeure event that is beyond Buyer’s control;

(3)	Either Party’s material asset becomes subject to any attachment, preliminary attachment, forced auction, bankruptcy or winding up procedures, and such is not withdrawn or cancelled within 14 business days;

(4)	Either Party’s check or note is not honored or bounces, or overdraft transaction is suspended by a financial institution, and such is not cured within 14 business days; or

(5)	Either Party breaches this Agreement or Individual Contract and the other Party notifies the breaching Party to cure such breach within certain period of 7 or more days; but the breaching Party fails to give appropriate response or cure such breach within the said period provided by the notifying Party.

2. Neither cancellation nor termination of this Agreement affects a Party’s right to claim for damages.

Article 15 (Damages)

If either Party breaches this Agreement or Individual Contract and causes any damages to the other Party, such breaching Party shall compensate the other Party for all damages incurred due to such breach.

Article 16 (Dispute Resolution)

The Parties shall attempt in good faith to resolve by mutual consultation any dispute arising out of or in connection with the interpretation of this Agreement or Individual Contract or any matter not specifically provided for in this Agreement or Individual Contract; however, any dispute that cannot be resolved by the Parties shall be submitted to the exclusive jurisdiction of the Suwon District Court.

Article 17 (Survival)

The provisions of Articles 8 through 10, and 13 through 16, of this Agreement shall survive and remain in full force and effect even after the expiration, termination or cancellation of this Agreement or Individual Contract.

Dated on February 10, 2022

[BUYER]	[SELLER]

338, Gwanggyojungang-ro, Suji-gu,	74-7, Mannyeon-ro 151beon-gil, Hyangnam-eup

Yongin-si, Gyeonggi-do, Republic of Korea	Hwaseong-si, Gyeonggi-do, Republic of Korea

10th Fl. A-1022 (Gwanggyo Woominewview)

Solar Window Asia Co., Ltd.	WI-A Corporation

John Rhee [SEAL]	Hyeong Yeol Yoon [SEAL]

Representative Director	Representative Director